Exhibit 99.1

Harley-Davidson Motorcycle Trust 2004-3

Annual Servicer Statement

As of December 31, 2004

Distribution Date	A-1 Notes Monthly Principal*	A-1 Notes Monthly Interest-2.31%	A-2 Notes Monthly Principal*	A-2 Notes Monthly Interest-3.20%	B Notes Monthly Principal*	B Notes Monthly Interest-2.86%	Ending Principal Balance	Servicer Fees 1.00%	Trustee Fees 0.0020%	Shortfalls

January-04	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
February-04	—	—	—	—	—	—	—	—	—	—
March-04	—	—	—	—	—	—	—	—	—	—
April-04	—	—	—	—	—	—	—	—	—	—
May-04	—	—	—	—	—	—	—	—	—	—
June-04	—	—	—	—	—	—	—	—	—	—
July-04	—	—	—	—	—	—	—	—	—
August-04	—	—	—	—	—	—	—	—	—	—
September-04	9,209,923.98	429,660.00	—	349,800.00	536,027.32	49,156.25	615,254,048.70	354,896.06	1,041.67	—
October-04	12,922,506.05	698,370.90	—	583,000.00	752,103.53	80,649.55	601,579,439.12	346,774.44	1,025.42	—
November-04	16,964,588.76	673,495.07	—	583,000.00	987,357.02	78,857.04	583,627,493.34	501,316.20	1,002.63	—
December-04	15,156,573.91	640,838.24	—	583,000.00	882,128.64	76,503.84	567,588,790.79	486,356.24	972.71	—

Totals	$54,253,592.70	$2,442,364.21	$—	$2,098,800.00	$3,157,616.51	$285,166.68		$1,689,342.94	$4,042.43	$—

* Principal payments are allocated 94.5% to the Class A notes and 5.5% to the Class B notes.